Exhibit 10.6

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of November 15, 2010, by and between PLAINSCAPITAL CORPORATION, a Texas corporation (the “Company”), on behalf of itself and all of its subsidiaries (collectively “Employer”) and ROSEANNA McGILL (“Executive”) for purposes of amending that certain Employment Agreement dated as of April 1, 2010, by and between the Company and Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to the authority granted by Section 2 of the Agreement, the Company desires to expand Executive’s duties such that effective November 15, 2010, Executive shall serve as the Executive Vice President, Strategic Initiatives of the Company and Executive desires to consent to such change in duties.

NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Effective November 15, 2010, Section 2 of the Agreement is amended by deleting the first five sentences of said Section and replacing those five sentences with the following new provisions:

From the date of this Agreement and through December 31, 2010, Executive shall have the title of Chairman and Chief Executive Officer of PrimeLending, a wholly-owned subsidiary of the Company. On January 1, 2011, Executive shall relinquish the title of Chief Executive Officer to Todd Salmans, or such other individual designated by the Board of Directors of Employer (the “Board”) prior to such time, and shall retain the title of Chairman, subject to annual review of her duties and title by the Board. In addition, on November 15, 2010, Executive shall have the title of Executive Vice President, Strategic Initiatives of the Company. The duties of Executive shall be those duties which can reasonably be expected to be performed by a person with the title of: (1) from the date of this Agreement and through December 31, 2010, Chairman and Chief Executive Officer of a major financial institution, and (2) from and after November 15, 2010, Chairman and Executive Vice President, Strategic Initiatives of a major financial organization. Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”). Executive’s duties may, from time to time, be changed or modified at the discretion of the CEO so long as they remain consistent with those duties which can reasonable be expected to be performed by a person with the title of: (1) from the date of this Agreement and through December 31, 2010, Chairman and Chief Executive Officer of a major financial organization, and (2) from and after November 15, 2010, Chairman and Executive Vice President, Strategic Initiatives of a major financial organization.

2. Except as specifically amended, altered, modified and changed by this Amendment, the Agreement remains in full force and effect as originally written.

[Signature Page Follows.]

ROSEANNA McGILL

Executive:	/s/ Roseanna McGill

Date:	November 12, 2010

PLAINSCAPITAL CORPORATION

By:	/s/ Alan B. White

Its:	Chairman and Chief Executive Officer

Date:	November 12, 2010

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